UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM SD

Specialized Disclosure Report

ICHOR HOLDINGS, LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-37961	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3185 Laurelview Ct.

Fremont, California 94538

(Address of principal executive offices, including Zip Code)

(510) 897-5200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p‑1 under the Securities Exchange Act (17 CFR 240.13p‑1) for the reporting period from January 1 to December 31, 2020

SECTION 1 – CONFLICT MINERALS DISCLOSURE

Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

This Specialized Disclosure Report on Form SD of Ichor Holdings, Ltd. (the “Company”) is filed pursuant to Rule 13p‑1 promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period from January 1, 2020 to December 31, 2020. A copy of the Company’s Conflict Minerals Report is provided as Exhibit 1.01 to this Form SD and is publicly available on the Company’s website at ir.ichorsystems.com under “Investors – SEC Filings.”

Item 1.02 Exhibit

A copy of the Company’s Conflict Minerals Report as required by Item 1.01 is filed as Exhibit 1.01 hereto.

SECTION 2 – EXHIBITS

Item 2.01 Exhibits

The following exhibit is filed as part of this report:

Exhibit Number	Description

1.01	Conflict Minerals Report of Ichor Holdings, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ICHOR HOLDINGS, LTD.

Date: June 1, 2021	/s/ Larry J. Sparks
Name: Larry J. Sparks
Title: Chief Financial Officer